MANAGEMENT AND LICENSE AGREEMENT

This Management and License Agreement (“Agreement”) is entered into this 26th day of June, 2008, by and between Shells Seafood Restaurants, Inc. (the “Manager”), a Delaware corporation maintaining its business office at 16313 North Dale Mabry Highway, Tampa, Florida 33618, and Rock Beach Grill of Pembroke Pines, LLLP (the “Owner”), a Florida limited liability limited partnership, maintaining its business offices at 16313 North Dale Mabry Highway, Tampa, Florida 33618.

BACKGROUND INFORMATION

Pursuant to that certain Limited Partnership Agreement of Owner of even date herewith by and among the Manager, Rock Beach Holdings, LLC, a Florida limited liability company, and Philip R. Chapman and Barry Bernstein (each a “Investor Limited Partner”) (the “Partnership Agreement”), the Owner owns and operates a former Shells restaurant located at 11825 Pines Boulevard, Pembroke Pines, Florida (the “Restaurant”). The Manager currently acts as the exclusive manager for all existing Shells restaurants and has agreed to manage the Restaurant and license certain proprietary information to the Owner, but only on the terms and conditions contained herein. The Owner desires to employ the Manager as its agent to operate the Restaurant and to license the proprietary information. Accordingly, in consideration of the covenants and agreements contained herein, the Owner and the Manager agree as follows:

OPERATIVE PROVISIONS

ARTICLE 1.

APPOINTMENT OF MANAGER; LICENSE: KEY TERMS AND CONDITIONS

Section 1.1.  Appointment of Manager; License of Proprietary Information. Owner hereby appoints and employs Manager to act as the Owner’s exclusive agent for the supervision, direction and control of the operation and management of the Restaurant and in connection with such management, the Manager hereby acknowledges he is applying to register the service mark “Rock Beach Grill” and thereafter, regardless of the success of said registration, will license such service mark to the Owner as well as certain other proprietary information (the “Proprietary Information”) necessary to operate the Restaurant, all upon the terms and conditions hereinafter set forth. The location of the Restaurant may not be changed without the prior written consent of the Manager, which consent may not be unreasonably withheld.

Section 1.2.  Key Terms. The following are certain of the key terms of this Agreement, cross-referenced to the sections of this Agreement in which they are more fully discussed:

(a)	Original Term:	30 years.

(b)	Renewal Terms:	An indefinite number of five year terms.

(c)	Management and License Fee:	Six percent (6.0%) of Gross Sales.

ARTICLE 2.

THE TERM

Section 2.1. The Term. The term of this Agreement shall mean the Original Term and any Renewal Terms, as such terms are defined below.

Section 2.2. Original Term. The original term of this Agreement (the “Original Term”) shall commence on the day following the last day of operation of Shells of Pembroke Pines as a Shells restaurant (the “Commencement Date”) and shall continue for 30 years thereafter.

Section 2.3. Renewal Terms. The Original Term of this Agreement shall automatically be extended by an unlimited number of five year renewal terms (the “Renewal Terms”), unless the Manager gives the Owner written notice at least 90 days prior to the expiration of the Original or any Renewal Term, as applicable, of the Manager’s intent not to extend this Agreement beyond the end of such Original or Renewal Term. The terms and conditions set forth in this Agreement shall continue to apply during all Renewal Terms.

ARTICLE 3.

COMPENSATION OF MANAGER

Section 3.1.  Management and License Fee. In consideration for the services rendered by Manager hereunder, as well as the Owner’s use of the Proprietary Information in connection with the Restaurant’s operations, the Owner agrees to pay Manager a management and license fee (the “Management and License Fee”) as follows:

(a) Fee Structure. The amount of the Management and License Fee shall be six percent (6%) of the Restaurant’s Gross Sales, as such term is defined below.

(b) Definition of Gross Sales. The term “Gross Sales” as used herein shall mean all sales made (and not refunded or returned) at or from the Restaurant and/or revenues derived from or in connection with the operation of the Restaurant including, without limitation, all sales of food, beverages, merchandise or services at or from the Restaurant. Sales made at less than the stated menu price shall be included in Gross Sales only in the amount paid by the customer, and the amount of any discount or promotional allowance shall not be included in Gross Sales. In computing the Management and License Fee, there shall be excluded from Gross Sales (or there shall be deducted from Gross Sales to the extent previously included) the following:

(i)	Any gratuities or service charges added to a customer’s bill or statement in lieu of gratuities, which are payable to the Restaurants’ employees;

(ii)
All sales taxes, excise taxes, gross receipt taxes, occupational license taxes, admission taxes, entertainment taxes, tourist taxes or similar charges (but the Management and License Fee shall be computed before the payment of federal, state or municipal income or franchise taxes);

(iii)	All sums and credits received in settlement of claims for loss or damage to furnishings, equipment of the Restaurant or to the building where the Restaurant is located;

(iv)	Gain or loss from the sale of any capital assets or furniture, fixtures and equipment used in connection with the Restaurant;

(v)	Any compensation payments or insurance proceeds for claims against third parties arising out of or during the course of the operation of the Restaurant;

(vi)	The proceeds of any financing or refinancing of the Restaurant or any improvements, fixtures or equipment used in connection with the Restaurant;

(vii)	Proceeds from the condemnation, sale or other disposition of the Restaurant; and

(viii)	Proceeds from intercompany transactions.

(c)  Payment of the Management and License Fee. The Management and License Fee shall be paid at the end of every monthly accounting period (on a 4-4-5 basis), in arrears, in the amount set forth on the Monthly Statement prepared in accordance with Section 7.2 hereof. The monthly Management and License Fee payments shall constitute installment payments of the Management and License Fee, subject to reconciliation based on the Annual Statement prepared in accordance with Section 7.4 hereof. Any overpayment or underpayment shall be adjusted by payment or refund, as appropriate, within 30 days after the preparation of the Annual Statement.

ARTICLE 4.

DUTIES OF THE MANAGER

Section 4.1.  Standard of Operations. The Manager shall manage and operate the Restaurant in a manner consistent with the standards of quality that are characteristic of the other Shells restaurants managed by Manager. There shall apply to the Restaurant the same policies, practices and procedures as apply generally such other Shells restaurants with respect to restaurant management, operations, accounting, purchasing, control of operating expenses and general administration; provided that (a) the Manager shall otherwise have sole discretion to establish all policies for the Restaurant, including, without limitation, menu items, prices, purchasing, design and decor, maintenance, employment, standards of operation, quality of service, marketing and promotional activities, and other matters affecting customer opinion of the Restaurant and its operation, and (b) exceptions to general policies, practices and procedures may be made by the Manager at the Restaurant or other Shells restaurants managed by Manager to deal with exceptional circumstances affecting a particular store if, in the Manager’s reasonable judgment, there is an adequate business justification for doing so and if the Restaurant is not treated in an arbitrary or discriminatory manner. Subject to such justified exceptions, the Manager shall make the same efforts at the Restaurant as it does at other Shells restaurants to achieve, and to balance, the objectives of increasing sales, optimizing profits, maintaining standards, maintaining and/or improving the level of customer service and quality of product, and other objectives that apply to the Shells chain of restaurants generally. The Manager shall periodically review the Restaurant’s operations and performance with the Owner at a mutually convenient time and place. At such times, the Manager shall review with the Owner the results of any pertinent financial planning, forecasting, sales budgeting or other reports or analyses that may be prepared by the Manager for the Restaurant (which shall be done for the Restaurant on the same general basis as for all other Shells restaurants). It is understood that as part of such a review the Owner may make suggestions or recommendations relating to the operation of the Restaurant. The Manager shall give such suggestions or recommendations its reasonable consideration, but the Manager shall not be obligated to adopt or implement them.

Section 4.2.  Personnel. The Manager shall be responsible for hiring, supervising, directing the work of, promoting, discharging and determining the compensation and other benefits of all personnel working in the Restaurant. With the exception of the Restaurant’s general manager and assistant manager(s), all personnel of the Restaurant shall be considered the employees of the Owner, provided that the compensation and benefits of all Restaurant personnel, including the Restaurant’s general manager and assistant manager(s), shall be considered a Restaurant expense and an obligation of the Owner. The salaries, other compensation and benefits of such personnel shall be consistent with those that apply at other Shells restaurants (with appropriate allowance for factors that may affect the labor market serving the Restaurant). The Manager may incur, at the Owner’s expense, reasonable and customary employment agency fees and employee relocation expenses for employees of the Restaurant. The Owner shall also bear the financial burden of the wages and other compensation of any management personnel, such as area directors, who are employed to oversee the Restaurant, on a pro rata basis1  For example, if a area director supervised eight restaurants in a geographical area, one of which was the Restaurant, the Owner would bear 12.5% of the expenses associated with the employment and expenses incurred by such area director.. The Owner shall not hire or solicit any of Manager’s on-site managers or assistant managers for a period of two years after the termination of this Agreement, unless this Agreement is terminated due to a breach by the Manager.

Section 4.3.  Permits and Licenses. The Manager, at the Owner’s expense, shall be responsible for obtaining, maintaining and renewing all licenses and permits that may be required for the renovation and operation of the Restaurant, including liquor, bar, restaurant, and sign licenses and permits. The Manager shall pursue such responsibility with due diligence and in good faith, and the Owner shall in good faith cooperate with the Manager as may reasonably be required to obtain such licenses and approvals.

Section 4.4.  Contracts. The Manager, as agent of the Owner, shall have authority to enter into such concessionaire, service and other contracts or agreements, which are in the ordinary course of business, as are in the Manager’s reasonable professional judgment necessary for the operation, supply and maintenance of the Restaurant as required by this Agreement.

Section 4.5.  Maintenance. Subject to the limitations set forth in Section 4.4, the Manager, at the Owner’s expense, shall be responsible for maintaining the Restaurant in good condition and repair consistent with the standards applicable to the other Shells restaurants managed by Manager, including without limitation, all necessary repairs and replacements of the furniture, fixtures and equipment used in connection with the Restaurant. The Manager will, at Owner’s expense, insure that the Owner will comply with the Owner’s leasehold maintenance obligations.

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[1]
For example, if a area director supervised eight restaurants in a geographical area, one of which was the Restaurant, the Owner would bear 12.5% of the expenses associated with the employment and expenses incurred by such area director.

Section 4.6.  Alterations to the Restaurant. The Manager shall have the right to make such alterations, additions or improvements in or to the Restaurant as it deems necessary, including without limitation (a) alterations, additions or improvements to the Restaurant’s buildings and (b) additions to the fixed asset list of furniture, fixtures and equipment used at the Restaurant; provided that such alterations, additions or improvements are consistent with what the Manager is doing in other Shells restaurants managed by the Manager. The cost of such alterations, additions or improvements shall be charged directly to current expenses or capitalized on the books of account of the Restaurant in accordance with the Manager’s standard accounting practices. The Manager will furnish the Owner substantiating documentation for capitalized expenditures.

In the event that, at any time during the Term of this Agreement, repairs or alterations to the Restaurant shall be required by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental or municipal power, department, agency, authority or officer, such repairs or changes may be made by Manager on, Owner’s behalf and at Owner’s expense.

Section 4.7.  Professional Services. The Manager may, at the Owner’s expense, hire independent contractors to provide such legal, accounting, and other professional or technical service as the Manager reasonably deems advisable for the management, operation and maintenance of the Restaurant. During the Term of this Agreement, the professional and technical services of the Manager’s corporate staff shall be provided to the Restaurant to the same extent as they are provided to other Shells restaurants managed be the Manager. The Management and License Fee shall cover such services, except that any out-of-pocket expenses incurred in performing such services shall be reimbursed to the Manager as an operating expense of the Restaurant. It is understood and agreed that the basic functions performed by the Manager in consideration of the Management and License Fee shall remain substantially the same as they are as of the date of this Agreement, but it is acknowledged and agreed that there may be changes in the allocation of certain tasks as between corporate overhead (covered by the Management and License Fee) and the Restaurant (paid out of Working Capital, as such term is defined herein); provided that (a) there is a reasonable business justification for the change, (b) the change is not being made solely for the benefit of the Manager and is not detrimental to the Owner, and (c) the Restaurant is treated the same as the other Shells restaurants managed by the Manager. The Manager may use outside contractors to provide services that are covered by the Management and License Fee; provided that the quality of the services rendered to the Restaurant is not reduced and the cost to the Owner is not increased.

Section 4.8.  Compliance With Laws. The Manager shall make good faith and reasonable efforts to comply with all applicable statutes, ordinances, rules and regulations of federal, state and local governmental bodies having jurisdiction over the Restaurant or its operation including, without limitation, laws governing the sale of alcoholic beverages (“Governing Laws”). Notwithstanding anything herein to the contrary, the Manager may contest the application of any Governing Laws to the Restaurant in the event the Manager deems it prudent to do so. The cost of any such contest shall be included in the operating expenses of the Restaurant. The Manager, at Owner’s expense, may institute, defend and settle litigation and claims affecting the Restaurant. No settlement involving injunctive relief against, or prohibiting any act on the part of, the Owner shall be entered into by the Manager, without the prior written approval of the Owner.

Section 4.9.  Arms-Length Transactions. The Manager shall not enter into any contracts with any entity that is affiliated with the Manager unless the same are at market rates and on competitive terms. Except as expressly permitted in this Agreement, the Manager shall not add any markup, profit or other add-on charge to the cost of any items purchased by the Manager for the Restaurant. The Restaurant shall receive the benefit of any discounts or rebates that are netted out by the vendor against the price of items that are purchased for the Restaurant. The Restaurant shall be treated the same as the other Shells restaurants managed by the Manager with respect to the allocation or other disposition of any savings resulting from the Manager’s buying power in the marketplace, quantity discounts, rebates and promotional allowances or other cost reductions or advantages that are not netted out against the price of the item purchased.

Section 4.10. Compliance with Leases. The Manager shall, subject to the availability of funds therefor, cause the Owner to remain in compliance with its leasehold obligations.

ARTICLE 5.

OWNER’S FINANCIAL OBLIGATIONS

Section 5.1.  Obligations of Owner and Manager. All cost and expense of operating the Restaurant, including without limitation the funding of operating deficits and working capital and other obligations and liabilities hereunder (“Owner’s Financial Obligations”) shall be the sole and exclusive responsibility and obligation of Owner, except where it is expressly and specifically stated in this Agreement that such item shall be at the Manager’s expense. It is understood that statements herein indicating that Manager shall “furnish,” “provide” or otherwise supply items or perform services hereunder shall not be interpreted or construed to mean that the Manager shall be obligated to pay for such items or services unless it is expressly and specifically so provided. Owner’s Financial Obligations shall include, without limitation, the following:

(a)	The Working Capital (as defined in Section 6.1 hereof);

(b)	Capital Expenditures (as defined in Section 6.2 hereof);

(c)
The operating expenses of the Restaurant including, without limitation, Restaurant employee payroll and benefits, food and beverage inventory, supplies, repair and maintenance, contract services, professional services, training, advertising, marketing, and insurance;

(d)
The cost of all licenses and permits required for the occupancy or operation of the Restaurant including, without limitation, any certificate of occupancy, health permit, food service license, liquor license or the like;

(e)	Bank charges and processing fees charged by the local depository bank for the Restaurant or by credit card companies for the processing of credit card sales made at the Restaurant;

(f)
All taxes applicable to the Restaurant, including, without limitation, real estate taxes, franchise taxes, gross receipts taxes, rent taxes or income taxes (other than any income taxes payable by the Manager on the Management and License Fee);

(g)
Occupancy costs of the Restaurant, including, without limitation, depreciation, amortization, interest, rent, common area charges, impact fees, user fees, parking charges, dues or assessments and the like; and

(h)	The Management and License Fee.

The Manager shall have complete and absolute control of the receipts from the Restaurant and the bank accounts into which such receipts are to be deposited. The above mentioned obligations of the Owner shall be paid by the Manager on behalf of the Owner out of the Working Capital and/or from the current distributions payable to Owner pursuant to Section 6.3 hereof, to the extent available.

The following services shall be provided by the Manager during the Term of this Agreement in consideration of the Management and License Fee and shall not be charged as operating expenses of the Restaurant: (i) supervisory operations management, above the store level, exclusive of the Restaurant’s pro rata expense of the district and regional manager, which is borne, in part, by the Owner as set forth above; (ii) accounting performed out of the Manager’s corporate accounting department, including accounts payable, accounts receivable, fixed assets, financial reporting, record keeping, revenue/cost variance analysis, financial analysis and forecasting; (iii) payroll and corporate-level personnel and benefits administration; (iv) corporate-level data processing services; (v) tax administration; (vi) corporate legal services; (vii) corporate support, including real estate, architectural and construction-related support services; (viii) corporate facilities department support services regarding maintenance, repair and capital alterations and additions; (ix) corporate marketing administration; (x) multi-unit procurement services; and (xi) research and development.

Section 5.2.  Manager Not Obligated to Advance Funds. Except as otherwise provided in the Partnership Agreement, the Manager shall have no obligation to pay for any of the Owner’s Financial Obligations. Except as otherwise provided in the Partnership Agreement, subject to the consolidation of certain payables and receivables of the Restaurant with those of other Shells restaurants managed by the Manager, the Manager shall not be obligated to advance any of its own funds to or for the account of the Owner or to incur on its own account any liability with respect to the Restaurant.

Section 5.3.  Consolidated Payables and Receivables. The cash flow and accounting functions for the Restaurant will be handled by Manager, to the extent reasonably practicable, in the same manner that they are handled for other Shells restaurants managed by the Manager and on a consolidated basis with such other stores; provided, however, that separate books and records (with appropriate substantiating documentation) showing the revenues and expenses of the Restaurant on an unconsolidated basis shall be maintained by the Manager as provided in Article 7 hereof; and provided further that any discounts or rebates obtained as a result of such consolidation shall be subject to the provisions of Section 4.9 hereof. The Manager shall not impose any additional fees or add-on charges as a result of any such consolidation. As a general rule, to the extent reasonably practicable, the following items will be handled on a consolidated basis:

(a)  The processing of revenues from sales made through the use of credit cards;

(b)  The payment of vendors who sell to other Shells restaurants in addition to the Restaurant.

Payables that relate solely to the Restaurant, including without limitation the payroll for the Restaurant, shall, to the extent of available funds belonging to the Owner, be paid out of the Manager’s corporate office by the Manager’s corporate check, subject to the Manager’s right to be reimbursed out of the Working Capital of the Restaurant as provided in Article 6 hereof. It is understood that payment directly by the Restaurant may be required in the case of certain vendors or local service contractors. Regardless of whether payment in the first instance is made directly by the Restaurant or by the Manager’s corporate check, the Owner shall bear any loss arising out of any breach of contract, breach of warranty or other failure to perform any contract with any vendor, supplier or contractor of the Restaurant.

ARTICLE 6.

WORKING CAPITAL AND DISTRIBUTIONS TO OWNER

Section 6.1.  Working Capital . The Owner shall maintain with the Manager sufficient working capital for the ongoing operation of the Restaurant (“Working Capital”). Working Capital shall consist of the following: (a) an amount that approximates the average value of the food and beverage inventory of the Restaurant carried at cost, (b) the cash balance in the Restaurant account at the Restaurant local depository bank, (c) the cash on hand at the Restaurant, and (d) an amount determined by the Manager to be adequate for the operation of the Restaurant based upon the Manager’s estimate of the reasonably foreseeable income and expenses of the Restaurant, including, without limitation, capitalized expenditures for the replacement of furniture, fixtures and equipment, which is initially estimated to be $50,000. It is the intention of the parties to operate on a “pay as you go” basis to the extent possible, without the retention by the Manager of any reserves or contingency funds except for immediately foreseeable needs. The Owner shall fund any deficit in the Working Capital within 30 days after the Owner’s receipt of written notice from the Manager of the need for additional Working Capital; provided that the Owner shall use its best efforts to fund such a deficit within three days or as soon thereafter as possible. If the Owner fails to do so, then in addition to any other right or remedy that the Manager may otherwise have, the Manager shall have the right to deduct such amount from any amount payable to the Owner hereunder.

Section 6.2.  Capital Expenditures. Capital expenditures during the Term for furniture, fixtures and equipment and capital improvements at the Restaurant shall, to the extent possible, be paid for out of the Working Capital.

Section 6.3.  Distributions to Owner. Any amount in the Restaurant’s account held by the Manager in excess of (a) the amount of Working Capital required pursuant to Section 6.1 above, (b) the amount of the Management and License Fee payable to Manager and (c) the operating expenses of the Restaurant (including allocations for insurance, marketing and management training), less the amount of any offsets or deductions provided for hereunder, shall be distributed to the Owner within 30 days after the end of each fiscal month. The monthly distributions to the Owner shall constitute prepayments subject to reconciliation based on the Annual Statement for the fiscal year in which such monthly distributions are made, with the payment for the final fiscal month being adjusted as may be necessary.

ARTICLE 7.

ACCOUNTING

Section 7.1.  Standards. The Manager, at the Manager’s own cost and expense, shall maintain books and records of account relating to the Manager’s operation and management of the Restaurant and prepare and deliver to Owner the statements required under Sections 7.2, 7.3 and 7.4 hereof. The books and records for the Restaurant shall be kept substantially in accordance with the systems utilized by the Manager for the other Shells restaurants managed by the Manager. The Owner and its designees shall have the right, upon 10 days prior written notice to the Manager, to examine said books and records at the Manager’s corporate headquarters at any reasonable time during regular business hours. Such books and records of account shall be in sufficient detail to show compliance with the requirements of Rule 7A-3.0141(2)(a), Florida Administrative Code, or any successor regulation, with regard to the percentage of food and non-alcoholic beverage sales.

Section 7.2.  Monthly Statement. Within 30 days of the end of each month, the Manager shall provide the Owner with a balance sheet and a profit and loss statement showing the Restaurant’s financial position as of the date of the balance sheet and the operating results for the preceding fiscal month and fiscal year to date (collectively the “Monthly Statement”).

Section 7.3.  Quarterly Statement. Within 45 days of the end of each fiscal quarter, the Manager shall provide the Owner a balance sheet, profit and loss statement, and statement of cash flows, and supporting schedules, showing the Restaurant’s financial position as of the date of the balance sheet and the operating results and statement of cash flows for the preceding fiscal quarter and fiscal year to date (collectively the “Quarterly Statement”).

Section 7.4.  Annual Statement. Within 90 days following the end of each fiscal year, the Manager shall provide the Owner a statement showing the Restaurant’s operating results for the preceding fiscal year (the “Annual Statement”). The Annual Statement shall contain a balance sheet, profit and loss statement, statement of cash flows and supporting schedules, and shall be certified as true and correct by the Manager’s Chief Financial Officer.

Section 7.5.  Adjustments. Any adjustment required to make up an underpayment or to refund an overpayment by the Owner or the Manager shall be made within 30 days after completion of the statement that shows the need for an adjustment. Adjustments based on the Annual Statement shall be made during the first month following completion of the Annual Statement. Adjustments made upon the expiration or termination of this Agreement shall be made through payment or refund, as required, within 30 days after the end of the Term of this Agreement.

Section 7.6.  Right to Audit. At any time during the two year period following the Owner’s receipt of an Annual Statement, the Owner shall have the right, upon 10 days’ prior written notice to the Manager, at Owner’s expense, to have an accountant selected by the Owner audit the Manager’s books and records relating to the Restaurant for the period covered by such Annual Report. If there is a discrepancy between such financial statements and the findings of Owner’s accountant or any other dispute between the parties regarding the financial statements, the Manager’s accountants and the Owner’s accountant shall attempt to resolve such discrepancy, and their mutual decision shall be binding upon Owner and Manager. If the accountants for the parties are unable to resolve the discrepancy, the matter shall be referred to an arbitration panel composed of the Owner’s independent CPA, the Manager’s independent CPA, and a third independent CPA selected by the parties’ independent CPA’s, and the decision of such arbitration panel shall be binding upon Owner and Manager. The cost of conducting an independent audit of the Restaurant’s financial statements shall be paid by the Owner unless the audit shows an underpayment to Owner in excess of three percent of the amount that should have been distributed to Owner; in such case Manager shall bear the cost of the audit. In the event that the actual amount is resolved in favor of the Owner, the Manager shall pay the amount due plus interest thereon at the Interest Rate specified in Section 16.13.

Section 7.7.  Fiscal Year. The fiscal year of the Restaurant shall be the fiscal year used by Manager for its company-owned restaurants. As of the date of this Agreement, the Manager proposes using a fifty-two (52) or fifty-three (53) week period ending on the Sunday nearest to December 31.

Section 7.8.  GAAP. All financial statements to be prepared by the Manager hereunder shall be prepared in accordance with generally accepted accounting principles.

ARTICLE 8.

INSURANCE AND INDEMNITY

Section 8.1.  Required Coverage. Except for such coverage otherwise maintained by the landlord of the Restaurant under the lease agreement with such landlord, the following forms of insurance coverage shall be maintained by the Restaurant:

(a)  Property Insurance: Property insurance covering the interior and exterior improvements made by the Owner. Property insurance shall insure against any and all risks of direct physical loss to the Restaurant and its furniture, fixtures and equipment, with limits of not less than the full replacement cost thereof, subject to the same deductible that applies to other Shells restaurants managed by the Manager;

(b)  Business Interruption: All Risk Business Interruption insurance with a limit sufficient to reimburse the Owner for loss of income resulting from the Owner’s inability to continue operations due to the Restaurant’s sustaining a loss from an insured peril. The limit shall also include sufficient insurance to ensure that the Owner will be able to meet its monetary obligations to the Manager under this Agreement, including Section 9.1 hereof;

(c)  General Liability: Comprehensive general liability insurance, including product and liquor liability coverage, with a combination of primary and excess limits of not less than $3,000,000, each occurrence, bodily injury and property damage combined, including dram shop insurance or similar coverage if required by applicable statute or rule;

(d)  Employers’ Liability: Workers’ Compensation and Employers’ Liability insurance, as well as other insurance as may be required by law, in such amounts as may be required by applicable statute or rule; provided that the Employer’s Liability insurance shall carry a limit of not less than $500,000;

(e)  Fidelity Coverage: Comprehensive Dishonesty, Disappearance and Destruction (3-d) Coverage, insuring employee dishonesty and depositors forgery; and

(f)  Additional Coverage: Such additional coverages and higher policy limits as may reasonably be required from time to time by the Manager for Shells restaurants managed by the Manager.

The Manager shall be named as an additional insured and loss payee in all policies required hereunder, and all such policies shall be primary to any policies which either of the parties hereto may carry on its own. The limits set forth above in this Section 8.1 shall be subject to adjustment periodically (annually if reasonably possible) to reflect current costs and availability.

Section 8.2.  Responsibility For Obtaining Coverage. Although the Owner shall bear the financial responsibility for the insurance coverage required under Section 8.1 hereof, the Manager shall negotiate, obtain and be responsible for obtaining such policies on behalf of the Owner. The Manager will make an annual presentation of proposed insurance programs to the Owner and the Owner shall have at least 45 days to obtain alternative coverage.

Section 8.3.  Evidence of Coverage. Upon a request from the Owner, the Manager shall cause to be delivered to the Owner a certificate of insurance to evidence that the foregoing insurance coverage requirements have been complied with by the Manager. Such evidence shall include a statement by the insurer that the policy or policies will not be canceled or materially altered without at least 30 days prior written notice to Owner and Manager.

Section 8.4.Indemnity.

(a)  Owner’s Indemnification of Manager. The Owner agrees to indemnify, defend and hold the Manager free and harmless from any liability for injury or death to persons or damage or destruction of property, as a result of the Manager’s performance of its duties in accordance with this Agreement, as well as the performance by the Manager’s agents, officers, directors or employees. Notwithstanding the foregoing, the Owner shall not be obligated to indemnify and hold the Manager harmless or to reimburse the Manager or to defend the Manager from any liability which results from the negligence, fraud or willful misconduct of the Manager, its agents, employees, officers or directors, or any action by the Manager, its agents, employees, officers or directors in violation of any provision of this Agreement.

(b)  Manager Indemnification of Owner. The Manager agrees to indemnify, defend and hold the Owner free and harmless from any liability for injury or death to persons or damage or destruction of property arising out of the operation of the Restaurant by the Manager or resulting from any act of the Manager, its agents, officers, directors or employees in violation of any provision of this Agreement, and from any liability resulting from any breach of any law, rule or ordinance, including by way of example, but not limitation, any “employment” violations, antitrust action, any liquor license violations or any other matter within the control of the Manager. Notwithstanding the foregoing, the Manager shall not be obligated to indemnify and hold the Owner harmless or to reimburse the Owner or to defend the Owner from any liability that results from the negligence, fraud or willful misconduct of the Owner, its agents, employees, officers or directors, or any action of the Owner, its agents, employees, officers or directors in violation of any provision of this Agreement.

Section 8.5.  Waiver of Subrogation. Each party hereto (the “Releasing Party”) hereby releases the other (the “Released Party”) from any liability which the Released Party would, but for this paragraph, have had to the Releasing Party arising out of or in connection with any accident or occurrence or casualty (a) which is or would be covered by a property damage policy (with fire, extended coverage, vandalism and malicious mischief endorsement included) or by a sprinkler leakage or water damage policy regardless of whether or not such coverage is being carried by the Releasing Party, and (b) to the extent of recovery under any other casualty or property damage insurance being carried by the Releasing Party at the time of such accident or occurrence or casualty, which accident or occurrence or casualty may have resulted in whole or in part from any act or neglect of the Released Party, its officers, agents or employees; provided, however, the release hereinabove set forth shall become inoperative and null and void if the Releasing Party contracts for insurance with an insurance company which (i) takes the position that the existence of such release vitiates or would adversely affect any policy so insuring the Releasing Party in a substantial manner and notice thereof is given to the Released Party, or (ii) requires the payment of a higher premium by reason of the existence of such release, unless in the latter case the Released Party within 10 days after notice thereof from the Releasing Party pays such increase in premium.

ARTICLE 9.

[RESERVED]

ARTICLE 10.

REPRESENTATIONS AND WARRANTIES

Section 10.1.  Title to the Restaurant and/or Leasehold Interests. Except as otherwise provided in the lease agreement for the lease of the Restaurant premises, the Owner covenants that it has, and that throughout the Term of this Agreement it will maintain, (i) either full ownership of the location where the Restaurant is located or a valid leasehold estate in the building where the Restaurant is located, and (ii) full ownership of or a valid leasehold estate in the furniture, equipment and operating supplies that are used in the Restaurant. The Owner represents and warrants that there is and shall be no material conflict between this Agreement and any provision of any lease or deed, mortgage or deed of trust, restrictive covenant or other agreement affecting the Restaurant. The Owner further agrees that throughout the Term of this Agreement, it will keep, observe and perform all terms, covenants, conditions and obligations to be kept, observed or performed by the Owner under the Owner’s lease or any concession or other agreement or security instrument in respect of the Restaurant, and the furniture, fixtures and equipment in the Restaurant. The Owner agrees that it will not amend or modify any provision of a lease that has a material effect on this Agreement or the operation of the Restaurant, without in each instance obtaining the prior written consent of the Manager, which must be granted or withheld by the Manager within 30 days after the Manager’s receipt of the Owner’s request for consent. The Owner hereby agrees to indemnify the Manager and hold the Manager harmless from and against any loss, cost or damage incurred by the Manager as a result of the Owner’s breach of any of the foregoing representations, warranties or covenants or as a result of any claim made against the Manager by any landlord, mortgagee or other party in privity with the Owner.

Section 10.2.  Liquor License. The Owner represents and warrants that the jurisdictions in which the Restaurant is located permit the sale of alcoholic beverages at tables and a stand-up bar seven (7) days per week and that the Restaurant is not located in an area in which the issuance of the appropriate licenses or permits would be prohibited. The Owner shall use reasonable efforts and all due diligence to maintain the liquor license for the Restaurant. The Owner and the Manager shall cooperate with each other and with the licensing authority in renewing the liquor license for the Restaurant.

Section 10.3.  Operation of the Restaurant. The Owner represents and warrants that there is no legal impediment to the operation of the Restaurant by the Manager as contemplated by this Agreement; that the Owner shall not create or suffer to exist any condition that materially interferes with the normal use of the Restaurant, including without limitation the accessways, parking areas, lighting, service areas and utilities serving the Restaurant; and that the Owner shall not interfere with the Manager’s operation of the Restaurant or give, or attempt to give, orders or instructions to personnel employed at the Restaurant.

Section 10.4.  Authority of Owner and Manager. The Owner represents and warrants that it has full right, power and lawful authority to execute and deliver this Agreement and to perform its obligations hereunder in the manner and upon the terms contained herein, with no other person needing to join in the execution of this Agreement in order for it to be binding upon all persons. The person(s) executing this Agreement on behalf of the Owner represent and warrant that they are the only person(s) required to execute this Agreement in order to bind the Owner. The Manager represents and warrants that it has full right, power and lawful authority to execute and deliver this Agreement and to perform its obligations hereunder in the manner and upon the terms contained herein. The person(s) executing this Agreement on behalf of the Manager represent and warrant that they are the only person(s) required to execute this Agreement in order to bind the Manager.

Section 10.5.  Confidentiality. The Owner represents and warrants that it shall at all times treat as confidential any proprietary information, trade secrets, knowledge or know-how relating to the Restaurant that the Owner may acquire in connection with this Agreement or otherwise, including, without limitation, any financial information relating to the revenues, costs or profits of the Restaurant; personnel policies or procedures; budgets and compensation figures; operating systems and methods; and recipes or training materials (referred to collectively as “Confidential Information”); and that it shall use its best efforts to keep any Confidential Information secret and confidential, both during and after the Term of this Agreement. The Owner may disclose pertinent information relating to the Restaurant on an as-needed basis to lenders, joint ventures, accountants, attorneys, and potential purchasers; provided that the Owner shall use reasonable efforts to ensure that such information is disseminated on a “need to know” basis only. The Manager represents and warrants that it shall at all times treat as confidential any proprietary information, trade secrets, knowledge or know-how relating to the Owner or the Owner’s business that the Manager may acquire in connection with this Agreement or otherwise.

ARTICLE 11.

DEFAULT, TERMINATION AND REMEDIES

Section 11.1.  Default, Notice and Cure. If either party hereto shall default in the performance of any of its obligations under this Agreement and such default is a result of that party’s gross negligence, gross abuse of authority, fraud or criminal misconduct, and such default is not cured within 40 days after written notice from the non-defaulting party then the party who delivered the notice of such default shall have, in addition to its rights at law or in equity, the right to terminate this Agreement.

Section 11.2.  Limitation of Liability. Notwithstanding anything to the contrary, the Manager shall in no event have any liability, directly or indirectly, for:

(i)	Any liability of the Owner under the Owner’s lease or any damages payable to the landlord; or

(ii)	Any liability of the Owner to any mortgagee or lender of the Owner or any damages payable to any such mortgagee or lender;

provided that the limitation of liability set forth in this Section 11.2 shall not limit the Manager’s liability with respect to any of the insurance coverage for which the Manager is responsible to obtain on the Owner’s behalf under Article 8 hereof and shall not limit the Manager’s liability for negligence or other tortious or unlawful conduct. Each party to this Agreement shall be bound to make reasonable efforts to mitigate any damages incurred as the result of any breach of this Agreement by the other party.

ARTICLE 12.

SUCCESSORS AND ASSIGNS

Section 12.1.  Assignment by the Manager. The Manager may, without the Owner’s consent, assign its interest in this Agreement to (i) an affiliate of the Manager, provided that the Restaurant continues to be operated as a Shells restaurant and the Manager continues to remain fully liable under this Agreement; or (ii) a successor of the Manager that may result from a merger, reorganization, consolidation or acquisition, provided that the surviving or acquiring entity acquires all or substantially all of the assets of the Manager relating to the Shells restaurants owned and/or managed by the Manager; otherwise the Manager shall not assign all or any part of its interest in this Agreement to any person without the prior written consent of the Owner. The Manager shall furnish the Owner with any information regarding the proposed assignee that is reasonably requested by the Owner.

Section 12.2.  Assignment by the Owner. The Owner may, without the Manager’s consent, make a collateral assignment of this Agreement to Owner’s lender or assign Owner’s interest in this Agreement to (i) an affiliate of the Owner, provided that the Owner continues to be fully liable under this Agreement, or (ii) a purchaser of the Owner’s entire interest in the Restaurant; otherwise the Owner shall not assign all or any part of its interest in this Agreement to any person or entity without the prior written consent of the Manager. In a case in which the Manager’s consent to an assignment is required, the Manager shall not unreasonably withhold its consent to the Owner’s transfer of its interest in this Agreement, but the Manager’s consent to such a transfer may be conditioned upon the following:

(a)	All of the Owner’s accrued monetary obligations to the Manager and all other outstanding obligations related to the Restaurant shall have been satisfied;

(b)
The Owner shall have executed a general release, in a form satisfactory to the Manager, of any and all claims against the Manager and its affiliates and their shareholders and employees, in their corporate and individual capacities;

(c)
The transferee shall enter into a written assumption agreement, in a form satisfactory to the Manager, assuming and agreeing to discharge all of the Owner’s obligations under this Agreement and reducing to writing any custom, usage or course of dealings that has been accepted in practice by the Owner and the Manager without having been memorialized in a formal amendment to this Agreement;

(d)
The transferee shall demonstrate to the Manager’s satisfaction that it meets the Manager’s managerial and business standards; has a good business reputation and credit rating; meets the criteria relating to character, reputation and the like that apply in connection with the issuance, and/or renewal of liquor licenses and other licenses or permits required for the Restaurant; and has the requisite financial resources and capital to fund the operation of the Restaurant as required by this Agreement;

(e)	The Owner shall not be in default under this Agreement, any amendments thereto or any other agreements with the Manager, its subsidiaries or affiliates; or

(f)	The assignee must have been approved as a licensee of a liquor license suitable for use at the Restaurant before the assignment is binding upon the Manager.

Section 12.3.  Transfer to Affiliates. Transfers of a party’s interest in this Agreement to an affiliate (as defined below) shall not require the consent of the other party provided that the transferor remains fully liable under this Agreement. The term “affiliate” as used herein shall mean any parent, subsidiary, affiliated or related corporation or other entity of the Owner or the Manager, respectively, or of any said parent, subsidiary, affiliated or related corporation or other entity.

Section 12.4.  Parties Bound. The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no assignment, transfer, pledge, mortgage, lease or sublease made by either the Owner or the Manager in violation of this Agreement shall vest any rights in the assignee, transferee, mortgagee, pledge, lessee, sublessee or occupant.

ARTICLE 13.

PROPRIETARY ITEMS: TRADEMARKS, TRADE SECRETS AND
INDICIA OF OWNERSHIP

Section 13.1.  Trademarks. The Owner understands that the Manager uses certain proprietary names, trademarks, service marks and other terms and notations (collectively referred to as the “Trademarks”) in its operation of Shells restaurants, including, without limitation, the registered marks “Shells” and the “jumping fish logo”.

Section 13.2.  Trade Secrets. The Owner understands that the Manager from time to time creates or develops copyright materials and trade secrets in connection with the management and operation of Shells restaurants (“Trade Secrets”), including, without limitation, the standards and specifications for design, construction, furniture, fixtures and equipment, decor, operating procedures, recipes, and management, marketing, training and accounting programs and materials.

Section 13.3.  Indicia of Ownership. The Owner recognizes that the Shells restaurants and the system used by the Manager in operating them are characterized by certain indicia of ownership (“Indicia of Ownership”) including, without limitation, (i) certain unique features of concept, design, appearance, and decor, which form the trade dress for Shells restaurants; and (ii) certain concepts, presentations and menu items.

Section 13.4.  Ownership By the Manager. The Manager covenants that it owns all right, title and interest in and to the Trademarks, Trade Secrets and the Indicia of Ownership (referred to collectively as the “Proprietary Items”) so as to permit their use in connection with the Restaurant. The Owner expressly acknowledges the Manager’s exclusive right, title and interest in and to the Proprietary Items, both collectively and individually, and agrees not to represent in any manner that the Owner has any ownership rights therein. The Owner further agrees that use of the Proprietary Items at the Restaurant shall not create in Owner’s favor any right, title or interest or other attributes of ownership in or to the Proprietary Items. The Owner acknowledges and expressly agrees that any and all goodwill associated with the Proprietary Items and the Manager’s system for developing and operating Shells restaurants shall inure exclusively to the benefit of the Manager. The Owner shall have no claim for compensation for any part of the goodwill attributable to the use of the Proprietary Items at the Restaurant or to the Owner’s performance of its duties under this Agreement.

Section 13.5.  No Infringement By Owner. The Owner acknowledges that use of the Proprietary Items by the Owner without in each instance obtaining the Manager’s prior written consent shall be an infringement of the Manager’s exclusive right, title and interest in and to the Proprietary Items. The Owner expressly covenants that both during and after the Term of this Agreement, the Owner shall not, directly or indirectly, (i) commit an act of infringement, (ii) contest or aid in contesting the validity or ownership of the Proprietary Items, or (iii) take any other action in derogation of the Manager’s rights in and to the Proprietary Items. The Owner shall not hold out or otherwise employ the Proprietary Items to perform any activity or to incur any obligation or indebtedness in a manner that might in any way make the Manager liable therefor. The Owner shall promptly notify the Manager of any attempt by any other person, firm or corporation to use the Proprietary Items or any colorable variation thereof, and of any claim, demand or cause of action based upon or arising therefrom. The Owner shall also promptly notify the Manager of any litigation instituted against the Owner involving the Manager’s Proprietary Items. The Manager shall use its reasonable efforts, including prosecution or defense of legal proceedings, to protect the Proprietary Items against infringement. In the event the Manager undertakes the defense or prosecution of any litigation relating to the Proprietary Items, the Owner agrees to execute any and all documents and to do such acts and things as may, in the opinion of counsel for the Manager, be necessary to carry out such defense or prosecution; provided that the Manager shall reimburse the Owner for any out-of-pocket expenses that the Owner incurs in doing so and the cost of the litigation shall be paid by the Manager. If the Owner operates a business other than the Restaurant, the Owner shall not use the Proprietary Items or any reproduction, copy or colorable imitation thereof in either the operation or promotion of such business or otherwise conduct such business in any manner that infringes any right of the Manager or constitutes unfair competition with the Manager.

Section 13.6.  Subsequent Business. The Owner understands and agrees that discontinuance of use of the Indicia of Ownership shall require substantial revision of the decor of the Restaurant if the Owner intends to continue to conduct any type of business at the Restaurant following termination of this Agreement. Within 30 days after termination or expiration of this Agreement for any reason, including but not limited to the breach of this Agreement by the Manager, the Owner shall cease using the Trademarks, Trade Secrets, Indicia of Ownership and any other Proprietary Items owned by the Manager; and the Owner shall make such modifications or alterations to the Restaurant as may be necessary to prevent the operation of any business thereon by Owner or others in derogation of this Article 13; provided that structural changes to the Restaurant shall not be required except to the extent specified below in this Section 13.6. In the event the Owner fails or refuses to comply with the requirements of this Article 13, the Manager shall have the right, subject to and in accordance with the terms of the Owner’s lease, to enter upon the Restaurant premises without being guilty of trespass or any other tort, for the purpose of making or causing to be made such changes as may be required at the expense of the Owner, which expense the Owner agrees to pay to the Manager upon demand. The Owner shall alter or remove or cause to be removed from the Restaurant premises the all Indicia of Ownership, including without limitation, all signage and all Proprietary Items, such as menus, recipes or any other items bearing the Manager’s name or any of the Manager’s Trademarks.

Section 13.7.  Purchase of Proprietary Items. Upon termination or expiration of this Agreement, the Manager shall have the option to purchase from the Owner any or all items in the Restaurant that bear any of the Manager’s Trademarks, at Owner’s cost or fair market value, whichever is less. If the parties cannot agree on fair market value within 30 days after the termination of this Agreement, a mutually acceptable independent appraiser shall be designated by the parties hereto, and the appraiser’s determination shall be binding.

ARTICLE 14.

ADVERTISING, PROMOTION AND TRAINING

Section 14.1.  Cost of Advertising. The cost of marketing and advertising for the Restaurant shall be an operating expense of the Restaurant. The cost of in-store advertising and promotion that applies only to the Restaurant shall be one category of such expenses. In addition, the cost of marketing and advertising that is applicable to all Shells restaurants on a state, regional, or national basis shall be allocated among all of the Shells restaurants managed by the Manager, based upon the Manager’s standard method of allocating such cost. If the Manager provides marketing or advertising services within a defined market area that includes the Restaurant and other Shells restaurants, the cost of such marketing or advertising shall be allocated among the Restaurant and such other Shells restaurants within such market area.

Section 14.2.  Promotions. The Manager may offer promotions, discounts and other incentives at the Restaurant in a manner similar to those offered at other Shells restaurants managed by the Manager. Sales made in connection with any such promotion, discount or other incentive shall be included in Gross Sales in the amount paid by the customer rather than at the menu price. The costs incurred by the Restaurant in connection with such items shall be included in the operating expenses of the Restaurant.

Section 14.3.  Training. The cost of store-level management training for the Restaurant shall be borne by the Owner. If the Manager moves store level management of the Restaurant to other Shells’ restaurants managed by the Manager, other than the initial store level management of the Restaurant (to which this Section 14.3 shall not apply), the recipient store will pay the Owner the sum of $15,000 for a general manager or $12,000 for an assistant manager, and if the Restaurant receives store level management trained at other restaurants managed by the Manager, the Owner shall pay the transferor store the sum of $15,000 for a general manager or $12,000 for an assistant manager.

ARTICLE 15.

NOTICES

Section 15.1.  Notice Addresses. Written communications between the Owner and the Manager shall be sent to their respective addresses shown on the first page of this Agreement (“Notice Address”); provided that the Owner or the Manager may change its Notice Address by giving written notice of such change to the other party in accordance with this paragraph.

Section 15.2.  Notices. Wherever this Agreement provides for notice, such notice shall be in writing and shall be delivered to a party at its Notice Address, either by hand delivery or by United States mail, certified, with return receipt requested. A hand-delivered notice shall be effective on the date of receipt by the party being served with the notice. A mailed notice shall be effective on the earlier of (i) the date of receipt or refusal of receipt, or (ii) five days after the date of mailing. Either party may, in a written notice to the other party, designate a reasonable number of third parties to receive a copy of notices sent under this Agreement. Copies of notices may be sent by regular U.S. mail.

ARTICLE 16.

GENERAL PROVISIONS

Section 16.1.  Relationship of the Parties. The provisions of this Agreement relating to the determination and payment of management fees hereunder are included solely for the purpose of providing a method whereby the such fees can be measured and ascertained. The Manager and the Owner shall not be construed as joint venturers or partners of each other and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

Section 16.2.  Entire Agreement. This Agreement supersedes all prior agreements and understandings, whether written or oral. The Owner and the Manager have neither made nor relied upon any promises, representations or warranties in connection with this Agreement that are not expressly set forth in this Agreement. In entering into this Agreement, the Owner and the Manager have relied on the representations and warranties contained in this Agreement.

Section 16.3.  Modifications and Waiver. This Agreement may not be modified except by a written agreement signed by the party against whom such modification is sought to be enforced. No waiver of any condition or covenant in this Agreement by either party shall be effective unless made in writing, nor shall any waiver be deemed to imply or constitute a future waiver of the same or any other condition or covenant of this Agreement.

Section 16.4.  Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

Section 16.5.  Construction. Whenever a word appears herein in its singular form, such word shall include the plural; and the masculine gender shall include the feminine and neuter genders. This Agreement shall be construed without reference to the titles of Articles, Sections or Clauses, which are inserted for convenient reference only. This Agreement shall be construed without regard to any presumption or other rule permitting construction against the party causing this Agreement to be drafted and shall not be construed more strictly in favor of or against either of the parties hereto.

Section 16.6.  Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 16.7.  Consent or Approval . Whenever it is necessary under the terms of this Agreement for either party to obtain the consent or approval of the other party, such consent or approval shall not be unreasonably withheld or delayed.

Section 16.8.  Certificate of Performance. The Owner and the Manager shall, within 20 days after receipt of a written request from the other, execute, acknowledge and deliver a statement in writing certifying whether this Agreement is unmodified and in full force and effect (or if modified, whether the same is in full force and effect as so modified), whether any conditions to the full enforceability of this Agreement remain unsatisfied, and such other facts, including the nature of any claim of default on the part of the other, as either party may reasonably request.

Section 16.9.  Excuse for Nonperformance. If either party hereto shall be delayed or prevented, from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, restrictive governmental laws or regulations, adverse weather, unusual delay in transportation, delay by the other party hereto or other cause without fault and beyond the control of the party obligated to perform (financial inability excepted), then upon notice to the other party, the performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equal to the period of such delay; provided, however, the party so delayed or prevented from performing shall exercise good faith efforts to remedy any such cause of delay or cause preventing performance.

Section 16.10.  Disputes. If a dispute shall arise as to any amount or sum of money to be paid by one party to the other or any work to be performed by either of them under the provisions hereof, a party shall have the right to make payment or perform such work “under protest,” without waiver or prejudice to its right to recover from the other party. If it shall later be determined (by agreement of the parties, arbitration or litigation) that one party has paid or performed an obligation that should have been paid or performed by the other party, the party who paid or performed “under protest” shall be entitled to recover the amount paid or the cost incurred, plus interest thereon at the Interest Rate specified in Section 16.13 hereof, from the date on which such payment was made until the date on which reimbursement is received.

Section 16.11.  Arbitration. All claims, disputes and other matters in question between the parties to this Agreement arising out of or relating to this Agreement or the breach thereof, shall be decided by mandatory and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) or as otherwise agreed by the parties in such controversy, and judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Section 16.12.  Attorney’s Fees. If the Owner or the Manager brings action through arbitration or at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover from the other party reasonable attorney’s fees (including paralegals employed by such attorney and costs of litigation at the trial and appellate level).

Section 16.13.  Interest. All monetary obligations under this Agreement shall bear interest from the date on which they become due and payable until the date on which payment is received by the party entitled to payment. Except where a different rate of interest is expressly provided for elsewhere in this Agreement, such interest shall be paid at an annual rate (the “Interest Rate”) equal to ten percent (10%) per annum.

Section 16.14.  Date of Agreement. All references to the “date of this Agreement,” the “date hereof,” and the like shall be deemed to be the last date on which this Agreement shall be executed by the Owner and by the Manager.

In witness whereof, the Owner and the Manager do hereby execute this Management and License Agreement on the date first appearing in the preamble to this Agreement.

SHELLS SEAFOOD RESTAURANTS, INC.,
a Delaware corporation

By:/s/ Warren R Nelson
Name: Warren R Nelson
Title: President and CFO

ROCK BEACH GRILL OF PEMBROKE PINES, LLLP,
a Florida limited liability limited partnership

By: ROCK BEACH HOLDINGS, LLC,
its general partner

By: /s/ Warren R. Nelson
Name: Warren R Nelson
Title: President